FOR IMMEDIATE RELEASE

October 10, 2007

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION APPOINTS CATHERINE B. ELFLEIN TO ITS BOARD OF DIRECTORS

FREEHOLD, NJ, October 10, 2007…..On October 9, 2007, the Board of Directors of Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) announced the appointment of Catherine B. Elflein to its Board of Directors.  Ms. Elflein is considered an independent Director under the pertinent NASDAQ rules and will fill the vacancy on the Board of Directors created by a previously announced Director resignation.  Ms. Elflein was also appointed to the Audit Committee.

Ms. Elflein is the Director of Treasury & Risk Management of Celgene Corporation, a publicly traded, global bio-pharmaceutical company.  She is responsible for the marketing, negotiation and administration of the company’s property, casualty and executive risk programs.  Ms. Elflein was previously with Celanese Corporation, a leading global producer of value-added industrial chemicals.  She served Celanese in many capacities, including Controller of Captive Insurance Companies, Director of Treasury Operations and Director of Corporate Finance.

Ms. Elflein is a certified public accountant and received a Bachelor of Science in Accounting and a Masters of Business Administration in Finance from Seton Hall University.

Commenting on the announcement, Eugene W. Landy, President, said, “With this appointment, the Board of Directors recognizes Catherine Elflein’s valuable treasury, risk management and accounting expertise.  Catherine’s appointment to the Monmouth Real Estate Investment Corporation’s Board of Directors is a strategic step within the Company’s long-term business plan for creating a major REIT specializing in net-leased industrial properties.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company’s equity portfolio consists of fifty-seven industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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